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EX. 10.3

                               SUMMEDIA.COM, INC.

                               SERVICES AGREEMENT


This Services Agreement, made effective as of the l5th day of February, 2000, between SUMmedia.com, Inc. ("SUMmedia") Suite 1200- 1055 West Hastings Street Vancouver, BC, V6E 2E9 and ForSomeoneSpecial.com, Inc. of Suite 2150- 1055 West Hastings Street, Vancouver, BC, V6E 2E9 ("Customer").

1. DEFINITIONS

1.1 "Acceptance Form" means the acknowledgement and acceptance form relating to each major Deliverable that is to be signed by the Customer after such Deliverable is completed and supplied by SUMmedia in accordance with this Agreement.

1.2 "Customer Materials" means the content and other materials to be provided by Customer to allow, assist or enable SUMmedia to undertake or complete its Services, or which are otherwise to be integrated into the FSS Web Site as described in Attachment E.

1.3 "Deliverables" means Standard Deliverables and Unique Deliverables, including all content, tools and other work product, such as web page designs and architecture, scripts and coding, text, software, music, sounds, trademarks, photographs, graphics, environments, artwork, text and video, to be provided by SUMmedia pursuant to its obligations under this Agreement.

1.4 "Effective Date" means the effective date of this Agreement, as first set out above.

1.5 "FSS Executive Summary" means the executive summary for the Project prepared by SUMmedia and attached as Attachment A.

1.6 "Final Specifications" means the final specifications for the FSS Web Site that are prepared by SUMmedia, based on the Preliminary Specifications, the alpha phase, Beta Site and Phase One.

1.7 "FSS Web Site" means the web site for which SUMmedia is providing the Services and Deliverables, and having the domain name
     "forsomeonespecial.com".

1.8 "Letter of Intent" means the letter dated February 15, 2000, signed on behalf of SUMmedia and the Customer, intended to be the interim agreement between the parties with respect to the subject matter of this Agreement.

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1.9  "Out of Scope Work" means that work which is not provided by SUMmedia as part of the Services, requiring a separate agreement or addendum at additional cost, and as listed in part in Attachment D.

1.10 "Payment Schedule" means the schedule of payments by the Customer to SUMmedia for the Services, as set out in Attachment B.

1.11 "Preliminary Specifications" means the preliminary specifications for the FSS Web Site that are prepared by SUMmedia, based on the FSS Executive Summary.

1.12 "Project" means the project relating to the FSS Web Site, comprising the needs assessment, business consultation to management, project management, technical design and construction, implementation and marketing rollout to multiple sites.

1.13 "Project Timetable" means the Project timetable for the Services, as set out in Attachment B.

1.14 "Services" means the business consulting and FSS Web Site development services to be performed by SUMmedia or its subcontractors, up to and including Phase 1 of the Project, as described in Attachment C, and which may be changed only by both parties signing a change order.

1.15 "Standard Deliverables" means Deliverables which have not been developed or acquired by SUMmedia exclusively for the Customer, and which either existed prior to the Effective Date, have been developed by or on behalf of SUMmedia for use of all its clients, or are readily available in the Internet or software development industry.

1.16 "Third Party Materials" means the software, content and other materials and services to be provided by third party suppliers, to allow, assist or enable SUMmedia to undertake or complete its Services, or which are otherwise to be integrated into the FSS Web Site as described in Attachment C.

1.17 "Unique Deliverables" means Deliverables that are specific to the business of the Customer, and which have been developed or acquired by SUMmedia exclusively for the Customer pursuant to this Agreement.

2    SERVICES

2.1 Customer hereby retains SUMmedia and SUMmedia agrees to perform the Services upon terms and conditions contained in this Agreement. This Agreement and the Services shall commence on the Effective Date and shall remain in effect until the Services are completed, unless terminated earlier as provided by this Agreement.


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2.2  SUMmedia will provide to the Customer the Services and Deliverables, using commercially reasonable efforts to meet the Project Timetable.

2.3 If SUMmedia is prevented or delayed from performing or delivering the Services or Deliverables in the manner or at the times set out in this Agreement by reason of any act or omission of the Customer or due to the unavailability of Customer Materials or Third Party Materials, the Project Timetable shall be amended to reflect such delay to the degree reasonably required by SUMmedia.

3    BUSINESS CONSULTING SERVICES

3.1 As part of the Services, SUMmedia shall provide business needs assessment, guidance and consulting to management, project management, technical design & construction consulting, and issue-management, including consulting relating to integration of all hardware, software and application sub-component suppliers.

4    DEVELOPMENT PROGRAM SERVICES

4.1 SUMmedia shall have primary responsibility for the development and delivery of the Preliminary Specifications. The Customer shall promptly review the Preliminary Specifications upon their receipt, and the parties shall discuss and agree upon any changes that may be necessary or appropriate. At such time as the parties shall have reached agreement upon any and all such changes (if required), SUMmedia shall prepare and deliver to the Customer a final version of the Preliminary Specifications, which shall be initialed by authorized representatives of both parties to evidence their agreement thereto.

4.2 Following approval of the Preliminary Specifications, SUMmedia shall undertake the Services and provide the Deliverables relating to the alpha phase mockup. The Customer shall promptly review the alpha phase mockup Deliverables upon their receipt, and the parties shall discuss and agree upon any changes that may be necessary or appropriate. At such time as the parties shall have reached agreement upon any and all such changes (If required), SUMmedia shall make the agreed-upon changes to the alpha phase mockup Deliverables and deliver them to the Customer, who shall then promptly sign the Acceptance Form for such Deliverables. Thereafter, the Deliverables and Services relating to the alpha phase mockup shall be deemed to be fully satisfied end accepted for all purposes, and any changes thereto must be in accordance with the change order procedure set out in this Agreement.

4.3 Following approval of the alpha phase mockup, SUMmedia shall undertake the Services and provide the Deliverables relating to the Beta Site (functional proof of concept). The Customer shall promptly review the Beta Site upon its completion, end the parties shall discuss and agree upon any changes that may be necessary or appropriate. At such time as the parties shall have reached agreement upon any and all such changes (if required), SUMmedia shall make the agreed-upon


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     changes to the Beta Site and implement them, at which time the Customer shall promptly sign the Acceptance Form for the Beta Site. Thereafter, the Deliverables and Services relating to the Beta Site shall be deemed to be fully satisfied and accepted for all purposes, and any changes thereto must be in accordance with the change order procedure set out in this Agreement.

4.4 Following approval of the Beta Site, SUMmedia shall undertake the Services and provide the Deliverables relating to Phase One (enhanced proof of concept: Vancouver). The Customer shall promptly review Phase One upon its completion, and the parties shall discuss and agree upon any changes that may be necessary or appropriate. At such time as the parties shall have reached agreement upon any and all such changes (if required), SUMmedia shall make the agreed-upon changes to Phase One and implement them, at which time the Customer shall promptly sign the Acceptance Form for Phase One. Thereafter, the Deliverables and Services relating to Phase One shall be deemed to be fully satisfied and accepted for all purposes, and any changes thereto must be in accordance with the change order procedure set out in this Agreement.

4.5 Following approval of Phase One, SUMmedia shall prepare and deliver to the Customer the Final Specifications, which shall be initialed by authorized representatives of both parties to evidence their agreement thereto, together with the Customer signing the Acceptance Form for the Final Specifications. Thereafter, the Deliverables and Services relating to the Final Specifications shall be deemed to be fully satisfied and accepted for all purposes, and any changes thereto must be in accordance with the change order procedure set out In this Agreement.

4.6 Under no circumstances shall SUMmedia be held liable if the Customer unreasonably withholds or delays its consent to sign the respective Acceptance Form.

5    CHANGE ORDERS AND ADDITIONAL WORK

5.1 After an Acceptance Form has been signed by the Customer for a particular Deliverable and Services, the Customer may request changes to such Deliverable and Services only as a change order procedure. SUMmedia shall provide an impact statement of such changes, setting out the additional charges, impact on Project Timetable; technical issues, and other relevant matters. Upon the Customer's agreement to the terms of the impact statement, the parties shall amend this Agreement in accordance with the impact statement by signing a change order.

5.2 If the Customer requests that SUMmedia provide any work falling within the Out of Scope Work, or any future work that is not expressly defined to be part of the Services even though it relates to the Project, then SUMmedia shall provide a quotation for such work, setting out the charges, timetable, technical issues, and


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     other relevant matters. Upon the Customer's agreement to the terms of the quotation, as may be modified by agreement, the parties shall enter into a separate agreement in regard to such quoted work.

6    PROPRIETARY RIGHTS AND OWNERSHIP

6.1 Any and all Standard Deliverables provided by SUMmedia pursuant to this Agreement, and all proprietary rights, title and interest in and to the Standard Deliverables, remain owned by SUMmedia, or its suppliers or licensors. In the event either party modifies or adapts the Standard Deliverables in any way, SUMmedia, or its suppliers or licensors, shall own all proprietary rights, title and interest in the modified or adapted Standard Deliverables.

6.2 Any and all Unique Deliverables provided by SUMmedia pursuant to this Agreement, and all proprietary rights, title and interest in and to the Unique Deliverables, shall be owned by the Customer.

6.3 The Customer shall have a perpetual, irrevocable non-exclusive, world-wide, royalty free, right and license to freely use the Standard Deliverables and the modifications and adaptations to the Standard Deliverables, in connection with the FSS Web Site.

6.4 Except as provided in this Agreement, SUMmedia shall not, either for itself or on behalf of any third party, make use of, sell, lease, license, dispose of or otherwise assign the Unique Deliverables or the Web Site's unique trademark and data, for any purpose, without the express, prior written consent of the Customer. SUMmedia may request and receive, without charge, a non-exclusive license from the Customer to use the Unique Deliverables for uses not competitive with and not to the prejudice of the Customer, such license not to be unreasonably withheld.

6.5 SUMmedia reserves the right to reference the FSS Web Site for promotional purposes, including through authorship legend on the FSS Web Site and linking to the FSS Web Site.

7    CHARGES AND PAYMENT

7.1 The charges applicable to the Services are indicated in the Payment Schedule attached as Attachment B. The Customer shall pay all applicable sales, use and any other assessments in the nature of taxes however designated on or resulting from this Agreement, exclusive of taxes based on the net income of SUMmedia.

7.2 The parties acknowledge that the Customer has made all payments set out in the Payment Schedule, totaling US$400,000, to SUMmedia.


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8    WARRANTY

8.1 SUMmedia represents and warrants that all Services shall be performed with the skill and care which would be exercised by those who perform similar services, and in accordance with accepted industry practice. In the event of a breach of this warranty, SUMmedia shall re-perform the Services so that the Services conform to this warranty.

8.2 SUMmedia represents and warrants that it owns or shall acquire the necessary rights to use and incorporate any required Third Party Materials for which it is responsible into the FSS Web Site, and that it has or shall have the right to grant the license for the Standard Deliverables to the Customer.

8.3 Due to the nature of the web site development process, SUMmedia does not represent or warrant to the Customer that the FSS Web Site shall be free from defects, or that the FSS Web Site operation or functionality will be error free or uninterrupted. If any defects and errors are detected during the Development Program described in Section 4, SUMmedia's total obligation and the Customer's sole remedy, will be for SUMmedia to take reasonable steps to correct all material defects and errors that are the result of SUMmedia Services, and ensure that the FSS Web Site meets the material requirements of the applicable Specifications, provided that Customer has advised SUMmedia of such defects and errors and deficiencies prior to final acceptance of the FSS Web Site.

8.4 SUMmedia shall not be liable for any modifications, enhancements, or other changes made to the FSS Web Site either by the Customer or any other third party, unless done so with the prior approval of SUMmedia. The Customer shall be responsible for the quality and availability of products and services offered at the FSS Web Site, and all materials used or displayed at the FSS Web Site that were not provided by SUMmedia.

8.5 Any defects or errors detected after an Acceptance Form has been signed by the Customer for Phase One and the Final Specifications, are not covered by warranty, and must be resolved during the term of, and in accordance with, a hosting and/or support agreement between SUMmedia and the Customer.

8.6 SUMMEDIA DISCLAIMS ALL OTHER WARRANTIES AND CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES AND CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THIS AGREEMENT DOES NOT WARRANT OR REPRESENT THAT THE BUSINESS VIABILITY OF THE FSS WEB SITE OR THE NUMBER OF VISITORS TO THE FSS WEB SITE.

8.7 SUMMEDIA SHALL NOT BE LIABLE, UNDER ANY CIRCUMSTANCES OR LEGAL THEORIES WHATSOEVER, FOR ANY LOSS OF BUSINESS, PROFITS OR GOODWILL, LOSS OF USE OR DATA, INTERRUPTION OF


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     BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES
     OF ANY NATURE, EVEN IF SUMMEDIA IS AWARE OF THE RISK OF SUCH DAMAGES, RESULTING IN ANY WAY FROM THE SERVICES OR THE FSS WEB SITE. SUMMEDIA'S LIABILITY TO THE CUSTOMER IN CONNECTION WITH THIS AGREEMENT SHALL NOT, FOR ANY REASON, EXCEED THE AGGREGATE PAYMENTS ACTUALLY MADE BY THE CUSTOMER TO SUMMEDIA UNDER THIS AGREEMENT. SOME JURISDICTIONS DO NOT ALLOW THE
     EXCLUSION OF CERTAIN WARRANTIES OR LIABILITIES, SO SOME OF THE ABOVE EXCLUSIONS MAY NOT APPLY TO THE CUSTOMER.

8.8 The Customer represents and warrants that it has the capacity and authority under all relevant laws where it supplies or intends to supply products or services ordered through or as a result of the FSS Web Site (a) to advertise, offer and sell the products and services offered at the FSS Web Site, including but not limited to holding all necessary government licenses and (b) to copy and display the Customer Materials and any other materials and content that it uses at the FSS Web Site.

9    CONFIDENTIALITY

9.1 Any "Confidential Information" means confidential and proprietary business information and technical information disclosed by one party (the "Disclosing Party"), whether orally or in writing, to the other party (the "Receiving Party"), that has been created, discovered or developed by or for the Disclosing Party, is not generally known by anyone other than the Disclosing Party's personnel and has commercial value or utility in the business in which the Disclosing Party is engaged. The Receiving Party shall hold in confidence and trust all Confidential Information, with at least as much care as it treats its own trade secrets. Except as required or contemplated by this Agreement, the Receiving Party shall not, without the prior written consent of the Disclosing Party, disclose to any other person, directly or indirectly, any Confidential Information, or use any Confidential Information for any purpose. The Receiving Party may disclose Confidential Information to its employees, but only to the extent necessary to carry out their duties, and after taking reasonable precautions to ensure that its employees do not disclose any Confidential Information to any person not authorized to receive the Confidential Information. The obligations of confidentiality do not apply to any information that (a) is already public knowledge or becomes public knowledge through no fault of the Receiving Party, (b) was already in the possession of or known to the Receiving Party prior to its receipt of Confidential Information under this Agreement, (c) was independently developed by the Receiving Party's personnel acting without access to the Confidential Information, (d) was received by the Receiving Party from any party having no obligation of confidentiality to the Disclosing Party; or (e) is required to be disclosed pursuant to the order of a court or administrative body of competent jurisdiction.


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10   INFRINGEMENT

10.1 SUMmedia represents and warrants to the Customer that, to the best of SUMmedia's knowledge, the Deliverables shall not infringe any patent, copyright, trade secret or other proprietary rights of any third party, and SUMmedia has not received notice of any claim by any third party with respect to any such infringement or any allegation thereof. This warranty will not apply to any infringement to the extent the infringement arises out of any use or combination of the Deliverables with any other products, goods, services, or other items furnished by anyone other than SUMmedia or to any modification or change not made by SUMmedia. The Customer will promptly notify SUMmedia of any actual or suspected infringement of the intellectual property or other proprietary rights in the Deliverables.

10.2 SUMmedia will defend and indemnify the Customer from any and all claims, losses, harm, liens, charges, damages, liabilities, costs, and expenses incurred or arising out of any claim of infringement of any patent, copyright, trade secret, trademark or other intellectual property right by the Deliverables, provided that the Customer notifies SUMmedia of such proceeding promptly after the Customer receives notice thereof, SUMmedia has control over the defence and settlement of the proceeding, the Customer provides such assistance in the defence and settlement of the proceeding as SUMmedia may reasonably request, and the Customer complies with any court order or settlement made by SUMmedia in connection with such proceeding.

10.3 If such infringement in found by a court of competent and final jurisdiction, then SUMmedia shall, at its own expense and at its option, either supply to the Customer revisions to the infringing Deliverables so as to make them non-infringing, procure for the Customer the right to continue using, the infringing Deliverables, or provide equivalent Deliverables that are non-infringing.

10.4 The Customer represents and warrants to SUMmedia that, to the best of the Customer's knowledge, the Customer Materials shall not infringe any patent, copyright, trade secret or other proprietary rights of any third party, and the Customer has not received notice of any claim by any third party with respect to any such infringement or any allegation thereof. The Customer will defend and indemnify SUMmedia from any and all claims, losses, harm, liens, charges, damages, liabilities, costs, and expenses incurred or arising out of any claim of infringement of any patent, copyright, trade secret, trademark or other intellectual property right by the Customer Materials, provided that SUMmedia notifies the Customer of such proceeding promptly after SUMmedia receives notice thereof, the Customer has control over the defence and settlement of the proceeding, the SUMmedia provides such assistance in the defence and settlement of the proceeding as the Customer may reasonably request, and SUMmedia complies


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     with any court order or settlement made by the Customer in connection with such proceeding.

11   TERMINATION

11.1 If either party commits a breach of any material obligation under this Agreement, the other party may by written notice require that the party in breach take corrective action. Upon receipt of such notice the party that has committed the breach shall forthwith, at its sole cost and expense, take such corrective action as is necessary to remedy the breach. If the party that has committed the breach does not remedy the breach within 30 days of receipt of a default notice, or if the breach is not capable of being remedied within 30 days thereof, use its best efforts within such 30-day period to remedy such breach and make substantial progress towards remedying such breach, then the party not in breach may terminate this Agreement forthwith upon written notice.

11.2 A party may immediately terminate this Agreement by written notice to the other party in the event that (a) the other party is declared bankrupt or becomes an insolvent person, makes an assignment for the benefit of its creditors or attempts to avail itself of any applicable statute relating to insolvent debtors, (b) the other party takes steps to wind-up, dissolve or liquidate, except for internal corporate reorganizations, mergers or shareholder reorganizations, or otherwise ceases to function as a going concern, or (c) a trustee, receiver, receiver and manager or other custodian (interim or permanent) of any of the assets of the other party is appointed by private instrument or by court order or if any execution, sequestration, or other analogous process of any court becomes enforceable against the other party or its assets, or if distress or process is made against the assets or any part thereof of the other party, unless within 30 days of such occurrence such process has been discharged.

12   NON-SOLICITATION

12.1 During the term of this Agreement, and for a period of 1 year thereafter, in order to enable SUMmedia to maintain a stable workforce and to operate its business, neither the Customer nor any of the Customer's employees will solicit or encourage any of SUMmedia's employees to work elsewhere,

13   DISPUTES

13.1 In any claim, dispute, or controversy arising out of or in connection with or relating to the validity, interpretation, performance, or termination of this Agreement, the parties agree to use the following procedure as the sole available remedy. A meeting shall be held between the parties promptly after notice of the dispute is given by a party. The meeting will be attended by representatives of the parties with decision-making authority to settle the dispute, and the parties will attempt in good faith to negotiate a resolution of the dispute. If, within a


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     reasonable period not to exceed 7 days after the notice of dispute, the parties have not succeeded in negotiating a resolution of the dispute, the dispute shall be submitted to mediation. The parties will bear equally the costs of the mediation. The parties will jointly appoint a mutually acceptable mediator. If the parties have been unable to agree upon the appointment of a mediator within 7 days from the conclusion of the negotiation period, then the mediator will be selected with the assistance of The British Columbia International Commercial Arbitration Centre, Vancouver, British Columbia, Canada. The parties agree to participate in good faith in the mediation for a period of 30 days. If the parties are not successful in resolving the dispute through the mediation, then the parties agree that the dispute shall be settled in Vancouver, B.C. by arbitration, by one arbitrator, in accordance with the British Columbia International Commercial Arbitration Centre Arbitration Rules then in effect. The appointing authority shall be the British Columbia International Commercial Arbitration Centre.

14   GENERAL

14.1 The parties will execute such further assurances and other documents and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

14.2 Neither party shall be in breach of this Agreement or responsible for damages caused by delay or failure to perform in full or in part its obligations hereunder, provided that there is due diligence in attempted performance under the circumstances, and that such delay or failure is due to an event of force majeure, such as but not limited to fire, earthquake, severe weather, strikes, flood, act of God, act of any public authority or sovereign government, civil disorder, strike or labour unrest, delay or destruction caused by public carrier, unavailability of supplies, materials, labour, power, transportation or any other circumstance reasonably beyond the control of the party.

14.3 If any provision of this Agreement is determined to be void, invalid, illegal or unenforceable in whole or in part, such provision shall be deemed to be severable and stricken, and the remaining provisions shall continue in full force and effect.

14.4 No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in writing in the written waiver, will be limited to the specific breach waived. Failure of either party to enforce at any time, or from time to time, any provision of this Agreement shall not be construed as a waiver thereof.

14.5 No amendments to this Agreement will be valid or binding unless set forth in writing and duly executed by the parties.


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14.6   Sections 6, 8, 9, 12, 13 and 14 shall survive termination or expiration of this Agreement.

14.7 Unless otherwise expressly provided in this Agreement, any notice, or other communication that is or may be given hereunder shall be in writing and either personally delivered to the addressee by courier or facsimile or e-mail transmission. The parties may change their respective address for notice given in the manner provided. Any notice given by facsimile transmission or e-mail shall be deemed to have been received on the next business day after transmission. Any notice given by personal delivery shall be deemed to have been received on the business day on which it is delivered and left with the recipient at the recipient's address for notice.

14.8 Except as provided herein, neither party shall assign, transfer, delegate, sublicense or subcontract, in whole or in part, directly or indirectly, or by operation of law, any of its rights or obligations under this Agreement without the prior written consent of the other party, and any such assignment or transfer without consent shall be null and void. SUMmedia shall have the right to use consultants and independent contractors under services agreements and consulting contracts to assist it in performing the Services, provided that SUMmedia shall remain wholly responsible for the Services and Deliverables.

14.9 This Agreement will inure to the benefit of and be binding upon the parties and their respective legal representatives, successors and assigns.

14.10 This Agreement is governed by and shall be construed in accordance with the laws of the Province of British Columbia, Canada, without regard to its conflict of laws provisions.

14.11 This Agreement may be executed in counterparts and delivered by facsimile copy by either of the parties. Each executed counterpart shall be deemed to be an original and such counterparts shall together constitute one and the same agreement.

14.12 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

IN WITNESS WHEREOF the parties have signed the Agreement through their respective duly authorized representatives:


SUMMEDIA.COM INC.

By: /s/ ANDRE DRAGON
    -----------------------------------
Name:   Andre Dragon
    -----------------------------------


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Title: C.O.O.
      ---------------------------------
Date:  1 June 2000
      ---------------------------------

THE CUSTOMER: for someone special sales Inc.
              -----------------------------------

By: /s/ KELLEE WALLACE
    -----------------------------------
Name:   KELLEE WALLACE
     ----------------------------------
Title:  President
      ---------------------------------
Date:   1 June 2000
      ---------------------------------

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                                 ATTACHMENT A
                             FSS EXECUTIVE SUMMARY

                                   [OMITTED]

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                                  ATTACHMENT B
                                PAYMENT SCHEDULE
                               PROJECT TIMETABLE

                                   [OMITTED]

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                                  ATTACHMENT C
                                    SERVICES

                                   [OMITTED]

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                                  ATTACHMENT D
                               OUT OF SCOPE WORK

                                   [OMITTED]

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                                  ATTACHMENT E
                               CUSTOMER MATERIALS

                                   [OMITTED]